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                                                                     EXHIBIT 11

                     HELEN OF TROY LIMITED AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE


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
                                                          Three Months Ended
                                                                May 31,
                                                          1997          1996
                                                       -----------   -----------
Primary earnings per Share:
   Weighted average number of
   common shares outstanding                            13,186,752    12,966,662

Increase in weighted average
   number of common shares outstanding
   due to options and warrants                           1,022,006       652,352

Weighted average number of
   common shares outstanding, as adjusted               14,208,758    13,619,014

Net earnings                                           $ 3,552,000   $ 2,402,000

Net earnings per common and
   common equivalent share                             $       .25   $       .18

Fully Diluted Earnings per Share:
   Weighted average number of
   common shares outstanding                            13,186,752    12,966,662

Increase in weighted average
   number of common shares outstanding
   due to options and warrants                           1,108,857       799,250

Weighted average number of
   common shares outstanding, as adjusted               14,295,609    13,765,912

Net earnings                                           $ 3,552,000   $ 2,402,000

Net earnings per common and
   common equivalent share, assuming full dilution     $       .25   $       .18
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